Exhibit 99.1

West Corporation	AT THE COMPANY:
11808 Miracle Hills Drive	David Pleiss
Omaha, NE 68154	Investor Relations
(402) 963-1500
dmpleiss@west.com

West Corporation Receives Required Consents to Amend Indenture in

Connection with Consent Solicitation and Cash Tender Offer

for its 9.5% Senior Notes due 2014

OMAHA, NE, November 24, 2010 – Pursuant to its previously announced tender offer and consent solicitation, West Corporation received tenders and consents from the holders of $502.35 million aggregate principal amount, or approximately 77.3%, of its outstanding 9.5% Senior Notes due 2014 (the “2014 Notes”) by the expiration of the consent payment deadline, November 23, 2010, at 5:00 p.m. Eastern time (the “Consent Date”). The consents received exceeded the number needed to approve the proposed amendments to the indenture under which the 2014 Notes were issued. The terms of the tender offer and consent solicitation for the 2014 Notes are detailed in West Corporation’s offer to purchase and consent solicitation statement dated November 9, 2010 (the “Offer to Purchase”).

Pursuant to the terms of the tender offer, West Corporation has accepted for payment all 2014 Notes tendered on or prior to the Consent Date, and holders that tendered such 2014 Notes will receive $1,051.25 per $1,000 in principal amount of the 2014 Notes validly tendered, plus accrued and unpaid interest. Any holder that tenders its 2014 Notes after the Consent Date and prior to the expiration of the tender offer at Midnight Eastern time, on December 8, 2010 (the “Expiration Time”) will receive $1,021.25 per $1,000 in principal amount of the 2014 Notes validly tendered, plus accrued and unpaid interest.

Based on the consents received, West Corporation and the trustee under the indenture governing the 2014 Notes have entered into a supplemental indenture that eliminates substantially all affirmative and restrictive covenants and certain events of default under the indenture governing the 2014 Notes, and provides for a shorter notice period required in connection with a voluntary redemption.

The Company intends today to deliver a notice of redemption to holders of the remaining 2014 Notes, pursuant to which the Company will redeem all outstanding 2014 Notes that are not tendered by the Expiration Time in accordance with the terms of the indenture governing the 2014 Notes. The notice of redemption will specify that the redemption date will be December 9, 2010.

This press release does not constitute an offer to sell, or a solicitation of an offer to buy, any security. No offer, solicitation, or sale will be made in any jurisdiction in which such an offer, solicitation, or sale would be unlawful.

Requests for documents may be directed to D.F. King & Co., Inc., the Information Agent, at (800) 769-4414 (toll-free) or (212) 269-5550 (collect).

Deutsche Bank Securities Inc. has acted as Dealer Manager for the Tender Offer. Questions regarding the Tender Offer may be directed to Deutsche Bank Securities Inc. at (212) 250-6429 (collect).

About West Corporation

West Corporation is a leading provider of technology-driven, voice-oriented solutions. West offers its clients a broad range of communications and infrastructure management solutions that help them manage or support critical communications. West’s customer contact solutions and conferencing services are designed to improve its clients’ cost structure and provide reliable, high-quality services. West also provides mission-critical services, such as public safety and emergency communications.

Founded in 1986 and headquartered in Omaha, Nebraska, West serves Fortune 1000 companies and other clients in a variety of industries, including telecommunications, banking, retail, financial, technology and healthcare. West has sales and operations in the United States, Canada, Europe, the Middle East, Asia Pacific and Latin America. For more information on West Corporation, please call 1-800-841-9000 or visit www.west.com.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements can be identified by the use of words such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “continue” or similar terminology. These statements reflect only West’s current expectations and are not guarantees of future performance or results. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. These risks and uncertainties include, but are not limited to, the effects of global economic trends on the businesses of West’s clients; competition in West’s highly competitive industries; West’s ability to keep pace with its clients’ needs for rapid technological change and systems availability; the loss, financial difficulties or bankruptcy of any key clients; the non-exclusive nature of West’s client contracts and the absence of revenue commitments; increases in the cost of voice and data services or significant interruptions in these services; the cost of pending and future litigation; extensive regulation affecting many of West’s businesses; security and privacy breaches of the systems West uses to protect personal data; West’s ability to protect its proprietary information or technology; the cost of defending West against intellectual property infringement claims; service interruptions to West’s data and operation centers; West’s ability to retain key personnel and attract a sufficient number of qualified employees; increases in labor costs and turnover rates; the political, economic and other conditions in the countries where West operates; changes in foreign exchange rates; West’s ability to complete future acquisitions and integrate or achieve the objectives of its recent and future acquisitions; and West’s ability to recover charged-off consumer receivables and decreases in collections in its receivables management business. In addition, West is subject to risks related to its level of indebtedness. Such risks include West’s ability to generate sufficient cash to service its indebtedness and fund its other liquidity needs; West’s ability to comply with covenants contained in its debt instruments; the incurrence of significant additional indebtedness by West and its subsidiaries and the ability of West’s lenders to fulfill their lending commitments. West is also subject to other risk factors described in documents filed by the company with the United States Securities and Exchange Commission.

These forward-looking statements speak only as of the date on which the statements were made. West undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by applicable law.

###